Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

RUMBLE INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	341,618,989	(1)	$8.975	(2)	$3,066,030,426.28	(2)	0.00011020		$337,876.55

	Equity	Warrants to purchase Class A Common Stock	457(g)	8,050,000		—	(3)	—	(3)	N/A	(3)	—	(3)

	Total Offering Amounts											$337,876.55
	Total Fees Previously Paid											—
	Total Fee Offsets											—
	Net Fee Due											$337,876.55

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock as may become issuable after the date hereof as a result of stock splits, stock dividends, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.

(2)

Pursuant to Rule 457(c) under the Securities Act, the offering price is estimated solely for the purposes of calculating the registration fee and is based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on October 18, 2022.

(3)	Pursuant to Rule 457(g) under the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying common stock.